THIRD AMENDMENT
TO
REMINGTON ARMS CO., INC. PENSION AND RETIREMENT PLAN
January 1, 2001 Restatement

        The Remington Arms Co., Inc. Pension and Retirement Plan, originally effective as of

December 1, 1993, as presently maintained under an amendment and restatement made effective as of January 1, 2001, as amended, is hereby further amended, effective as of January 1, 2006, in the following respects:

1.	The definition of “Accrued Benefit” in Section 1.1(b) of the Plan is amended to provide as follows:

A Participant’s “Accrued Benefit” as of any date means the portion of his monthly normal retirement benefit accrued as of that date determined as provided in Article V, based on his years of Credited Service and his Average Annual Earnings determined as of that date. Notwithstanding the foregoing, the “Accrued Benefit” after December 31, 2005, of a Participant who is not covered under the terms of a collective-bargaining agreement at the Ilion, New York plant shall not be less than the Participant’s “Accrued Benefit” determined as of December 31, 2005.

2.	The definition of “Average Annual Earnings” in Section 1.1(h) of the Plan is amended to provide as follows:

A Participant’s “Average Annual Earnings”means the greater of:

(1)

his highest average annual Earnings received for any 36 consecutive calendar months (or the Participant’s period of employment, if shorter) in which the Participant has Earnings during his final ten years of Credited Service; or

(2)

his highest average annual Earnings based on his total Earnings for the number of full calendar years and, if necessary, fractions of total Earnings for partial calendar years, sufficient to obtain Earnings for an aggregate period of Credited Service equal to three years, taking into account only calendar years in the Participant’s final ten years of Credited Service. For purposes of this paragraph (2), calendar years of Earnings shall be selected starting with the calendar year in which the Participant’s average Earnings per month is the highest and taking in turn calendar years of successively lower average Earnings per month. A fraction of total Earnings for a calendar year shall be determined by multiplying the Participant’s average Earnings per month for such year by the number of months needed to yield an aggregate amount of Credited Service equal to three full years.

Notwithstanding the foregoing, as of January 1, 2006, “Average Annual Earnings” of a Participant who is not covered under the terms of a collective-bargaining agreement at the Ilion, New York plant is the annual average of all calendar months of Credited Service in which the Participant has Earnings from January 1, 2006, through the final complete calendar month of Credited Service. These Average Annual Earnings will be used to determine the Participant’s Accrued Benefit for any Participant retiring on or after January 1, 2006.

3.     The definition of “Earnings” in Section 1.1(m) of the Plan is amended to provide as follows:

(m)

The “Earnings” of a Participant for any period means all categories of pay identified in Appendix C as includable compensation plus 50 percent of any Incentive Compensation Award granted to the Participant in any calendar year except any Incentive Compensation Award that is deferred at the election of the Participant; provided, however, that effective for awards received on and after January 1, 1999, Incentive Compensation Awards that are used to acquire deferred shares on the exercise of stock purchase rights under the Stock Purchase Agreement shall not be treated as deferred, but the value of such shares shall be treated as cash incentive compensation for purposes of the Plan. In addition, effective October 12, 2002, Earnings shall include the imputed lost wages corresponding to hours on or after October 12, 2002 during which the Participant is engaged in business on behalf of the UMWA in his capacity as a local union officer or committee member, in lieu of hours for which he would have been scheduled to work for an Employer as an Employee. Determination and notice of such hours shall be made by the Local Union of the UMWA and provided to the Administrator.

For purposes of determining a Participant’s Earnings hereunder, the term “Incentive Compensation Award” means any incentive compensation award granted to an employee under any incentive compensation plan (including, effective January 1, 1991, those paid in Deferred Share grants) established by the Sponsor or RACI Holdings, Inc. that is approved by the Board of Directors of the Committee with due authority to grant and approve such awards. The value of each award will be divided evenly over the period of a Participant’s Credited Service, to the extent such award is attributable to such service, for the award year or years, except in the case of Deferred Share Incentive Compensation Award grants. Incentive Compensation Awards that are paid in the form of Deferred Shares will be considered part of the Incentive Compensation Award at the time the Deferred Shares are granted and not at the time the Deferred Shares are exercised.

        Notwithstanding the foregoing, Earnings shall not include the following:

(1)

Allowances in connection with transfer of employment (i.e., relocation expenses), compensation in connection with termination of employment (including severance pay), other special payments, and any other category of pay identified as excludable compensation in Appendix C.

(2)

Awards and payments under any gain sharing program, the Special Compensation Plan of the Prior Employer, the former Dividend Union Plan of the Prior Employer, any similar plan of the Prior Employer or any of its affiliates, any similar plan of an Employer or any Affiliated Company, or any equity based or stock option programs, except, effective January 1, 1999, in the case of Incentive Compensation Awards paid in the form of Deferred Shares as provided above.

(3)

The greater of (i) 50 percent of the Prior Employer Incentive Compensation Award or (ii) any deferred Prior Employer Incentive Compensation Award. The term “Prior Employer Incentive Compensation Award” means, with respect to Eligible Transferred Employees and subject to the transfer of assets from the Prior Plan to the Plan, the total award value, if any, approved by the Compensation Committee of the Board of Directors of the Prior Employer under the Incentive Compensation Plan of the Prior Employer. The value of each award will be divided evenly over the period of a Participant’s Credited Service for the award year to the extent the award is attributable to such service.

Earnings of a Participant who is an Eligible Transferred Employee shall be determined treating amounts paid to him by the Prior Employer before December 1, 1993 as amounts paid by an Employer.

In no event, however, shall the Earnings of a Participant taken into account under the Plan for any 12-consecutive-month period (the “limitation period”) exceed (1) $200,000 for limitation periods beginning before January 1, 1994, or (2) $150,000 for limitation periods beginning on or after January 1, 1994. The limitations set forth in the preceding sentence shall be subject to adjustment annually as provided in Code Section 401(a)(17)(B) and Code Section 415(d); provided, however, that the dollar increase in effect on January 1 of any calendar year, if any, is effective for limitation periods beginning in such calendar year.

4.     Section 5.4 is amended to provide as follows:

5.4  Minimum Benefits

Notwithstanding any other provision of the Plan to the contrary, in no event will the monthly normal retirement benefit payable to a Participant who is an Eligible Transferred Employee be less than the Participant’s Accrued Benefit determined as of November 30, 1993, under the provisions of the Prior Plan in effect on that date (without regard to any amendments made after that date) as if the Participant terminated employment on that date.

In addition, notwithstanding any other provision of the Plan to the contrary, in no event will the normal retirement benefit payable to a Participant who transfers from employment with an Employer as an Employee covered under the terms of the collective-bargaining agreement at the Ilion, New York plant to employment with an Employer as an Employee not covered under the terms of the collective-bargaining agreement at the Ilion, New York plant, or who transfers from employment with an Employer as an Employee not covered under the terms of the collective-bargaining agreement at the Ilion, New York plant to employment with an Employer as an Employee covered under the terms of the collective-bargaining agreement at the Ilion, New York plant, be less than the Participant’s Accrued Benefit determined as of the date immediately preceding the transfer of employment.

        EXECUTED at ___Madison__, __North Carolina___ this __28th___ day of

   ___April_______, ___2006______.

REMINGTON ARMS CO., INC.

By:  /s/ Mark A. Little

Title:  Executive Vice President, Chief
Administrative Officer